Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Lena Adams /Andrew Greenebaum

ICR, Inc.

 Phone:  310.954.1100

ladams@icrinc.com / agreenebaum@icrinc.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines

 Phone:  808.838.6758

al.hoffman@hawaiianair.com

Hawaiian Holdings Reports Third Quarter 2008 Financial Results

•                  Operating revenue increased 24.7% to $339.9 million

•                  Revenue per available seat mile increased 23.0% to 13.92 cents

•                  Passenger yield rose 34.2% to 15.95 cents

•                  Operating income increased 6.9% to $27.3 million

•                  Net income totaled $6.0 million, or $0.12 per diluted share

HONOLULU – October 29, 2008 – Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended September 30, 2008, of $6.0 million, or $0.12 per diluted share, on total operating revenue of $339.9 million. This compares to net income of $19.6 million, or $0.41 per diluted share, for the three months ended September 30, 2007.  Operating income during the third quarter improved to $27.3 million, compared to $25.6 million a year ago, while higher non-operating expenses related to fuel hedge contracts and an increase in the Company’s tax provision reduced net income year-over-year.

For the nine months ended September 30, 2008, the Company reported consolidated net income of $40.5 million, or $0.81 per diluted share, on total operating revenue of $910.3 million. This compares to net income of $3.7 million, or $0.08 per diluted share, for the nine months ended September 30, 2007.  Operating income during the nine months improved to $53.8 million, compared to $8.8 million a year ago.  Operating income in 2008 includes a litigation settlement of $52.5 million, related to the Company’s settlement of its lawsuit with Mesa Air Group.

“The extent of the rise in fuel prices was evident in our third quarter results as extremely strong improvements in both interisland and transpacific revenue were offset by the high cost of fuel,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “Our results, nonetheless, bettered the sizable losses posted by many of our principal competitors.”

“The retreat of fuel prices from historic peaks reached in the summer will lower our operating costs, but our enthusiasm over this is tempered by the uncertain economic environment and its effect on short and medium term demand for Hawaii vacations.

“Through this eventful year the one constant has been the outstanding contributions from all of Hawaiian’s employees.  Their response to the collapse of two major competitors and performance under the operational strain of a rapid expansion of our interisland operations has been fantastic.  Our team is the best in the industry and our ability to rely on their continued dedication gives us confidence to meet the challenges and opportunities that lie ahead,” concluded Mr. Dunkerley.

Third Quarter Operating Results

The Company reported operating income of $27.3 million in the third quarter of 2008, a 6.9% increase, compared to operating income of $25.6 million in the third quarter of 2007.

During the third quarter Hawaiian significantly expanded its short haul interisland operations, while long haul capacity increased by a much smaller proportion.  Since shorter haul operations tend to have both higher revenue and costs per seat mile, this shift in mix of flying toward a higher percentage of shorter segment interisland operations tends to inflate both revenue per available seat mile (RASM) and cost per seat mile (CASM) relative to the prior year.

Third quarter 2008 operating revenue was $339.9 million, a 24.7% increase compared to the third quarter of 2007.  Capacity for the quarter increased 2.6% year-over-year to 2.4 billion available seat miles (ASMs), resulting in RASM of 13.92 cents, up 23.0% from 11.32 cents in the third quarter a year ago.  Third quarter load factor decreased to 80.3% from 87.8% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 34.2% to 15.95 cents from 11.89 cents in the third quarter of 2007.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended September 30,						Nine Months Ended September 30,
	2008		2007		Change		2008		2007		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,956.1		2,083.9		(6.1)%		5,920.6		5,926.2		(0.1)%
Available seat miles (ASM) (a)	2,435.6		2,373.2		2.6%		7,097.9		6,773.8		4.8%
Passenger revenue per RPM	15.95	¢	11.89	¢	34.2%		14.15	¢	11.18	¢	26.6%
Passenger load factor (RPM/ASM)	80.3%		87.8%		(7.5	)pt.	83.4%		87.5%		(4.1	)pt.
Passenger revenue per ASM (PRASM)	12.81	¢	10.44	¢	22.7%		11.80	¢	9.78	¢	20.7%

Total Operations:
Revenue passenger miles (RPM) (a)	1,959.3		2,111.2		(7.2)%		5,932.6		6,015.9		(1.4)%
Available seat miles (ASM) (a)	2,441.4		2,408.2		1.4%		7,114.2		6,881.1		3.4%
Passenger load factor (RPM/ASM)	80.3%		87.7%		(7.4	)pt.	83.4%		87.4%		(4.0	)pt.
Operating Revenue per ASM (RASM)	13.92	¢	11.32	¢	23.0%		12.80	¢	10.64	¢	20.3%
Operating Cost per ASM (CASM)	12.80	¢	10.26	¢	24.8%		12.04	¢	10.51	¢	14.6%
CASM - excluding litigation settlement	12.80	¢	10.26	¢	24.8%		12.78	¢	10.51	¢	21.6%
CASM - excluding litigation settlement and aircraft fuel	7.43	¢	7.07	¢	5.1%		7.92	¢	7.54	¢	5.0%

(a) In millions.

Total operating expenses for the third quarter of 2008 increased 26.6% year-over-year to $312.6 million, resulting in operating cost per available seat mile (CASM) of 12.80 cents, up 24.8% versus the same period a year ago.  Excluding fuel, third quarter CASM increased 5.1% to 7.43 cents versus 7.07 cents for the same period a year ago.

Aircraft fuel costs increased 70.8% year-over-year in the third quarter to $131.2 million and represented 42.0% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 67.9% year-over-year in the third quarter to $3.83 (including taxes, and delivery), while block hours increased 7.1% primarily reflecting increased 717 operations.  During the current year period, benefits of hedging activities are included in non-operating income/expenses, and as such are not reflected in fuel expense.  During the quarter, Hawaiian realized losses of $0.5 million on settled fuel derivative contracts, whereas non-operating expense reflects the recognition of $9.2 million in losses from Hawaiian’s fuel hedging activity which includes both realized gains and losses as well as changes in mark-to-market value of fuel derivative contracts.

Economic Fuel Reconciliation

Three months ended September 30, 2008 (in million)
GAAP fuel expense, including taxes and delivery	$131.2
Settlement of fuel derivative contracts in the current period	0.5
Economic fuel expense in the current period	$131.7

As a result of the rapid increase in operations following the withdrawal of service by two significant competitors, Hawaiian increased its staffing levels and training activity.  Wages and benefits expenses increased by $8.1 million in the third quarter of 2008 from the comparable period in 2007 primarily as a result of increased operating activity.

Commissions and other selling expenses decreased $3.7 million to $10.4 million primarily due to a reduction in the value of Hawaiian’s frequent flyer liabilities.  This credit adjustment was partially offset by higher credit card processing charges, booking fees and commissions associated with Hawaiian’s increased revenue.

Third quarter 2008 non-operating expense totaled $12.7 million, as compared to non-operating expense of $3.7 million in the third quarter of 2007. Lower interest expense in the third quarter of 2008 was offset by lower interest income, while expenses totaling $9.2 million related to Hawaiian’s fuel hedging activities accounted for the majority of the year-over-year increase in non-operating expense.  The fuel hedging expenses include $0.5 million of realized losses on derivative contracts settling in the quarter, the reversal of $4.9 million of previously recorded gains on these same contracts, and $3.8 million in unrealized losses related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of September 30, 2008, the Company had unrestricted cash and cash equivalents and short-term investments of $224.8 million, and $34.7 million in restricted cash.  The Company also held $34.1 million in Auction Rate Securities (at fair value), all of which are recorded as long-term investments.

•                  As of September 30, 2008, the Company’s debt included $92.4 million in two term loans at the Hawaiian level, $111.4 million in floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $14.1 million.

•                  In September 2008, the Company issued 3.55 million shares of its common stock upon exercise of outstanding warrants to purchase common stock for $5.00 per share that were originally issued in connection with an additional credit facility in 2006.  Pursuant to the terms of the warrants, as a result of the exercise, the Company received proceeds of $13.0 million in cash and $4.8 million in aggregate principal amount (at par value) of tendered term loan securities.

•                  A summary of the Company’s fuel derivatives contracts as of October 24, 2008 is available following the Consolidated Statements of Operations at the end of the press release.

Recent Business Highlights

•                  In early October, Hawaiian welcomed the first of four Boeing 717-200 jets that are being added to its interisland fleet to increase operating efficiency and improve its flight schedule for customers. The other three jets will join the fleet, one per month, in November, December and January, giving Hawaiian a total of 15 B717s for its interisland service.

•                  In early October, Hawaiian announced that it was ranked by the U.S. Department of Transportation as the nation’s #1 carrier for on-time performance and baggage handling in August.

•                  At the end of September, Hawaiian announced that four extra flights have been added during the holidays to its regularly scheduled service between Honolulu and Pago Pago, American Samoa, in anticipation of increased passenger traffic.

•                  At the end of September, Hawaiian appointed Dennis “Manny” Manibusan as the Company’s vice president of maintenance and engineering,

•                  In mid-September, in conjunction with its ongoing effort to reduce fuel costs, Hawaiian Airlines has signed an agreement with Aviation Partners Boeing to purchase Blended Winglets for installation on eight Boeing 767-300ER jets, and options to purchase seven additional pairs of Blended Winglets.

•                  In the beginning of September, Hawaiian announced that for the ninth consecutive year it will be carrying Oakland Raiders to their road games and providing the ‘Silver and Black’ with a style of service dedicated to helping the players, coaches and staff get ready for football.

•                  In the beginning of August, Hawaiian announced that for the second straight year, the defending NFC West Division Champion Seattle Seahawks will fly to their road games enjoying the wide-body comfort and award-winning service of Hawaiian.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, October 29, 2008) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation.

Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 155 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Nasdaq: HA).

Additional information is available at HawaiianAirlines.com.

Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, aviation fuel costs, competition in the interisland markets, competitive pressure on pricing, ability to negotiate labor agreements, our ability to satisfy financial covenants and our new long term commitments for aircraft. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2008	2007	2008	2007

Operating Revenue:
Passenger	$312,028	$247,728	$837,554	$662,443
Cargo	10,775	8,111	27,553	22,555
Charter	1,130	2,607	2,274	7,223
Other	15,985	14,061	42,948	39,649
Total	339,918	272,507	910,329	731,870

Operating Expenses:
Aircraft fuel, including taxes and oil	131,233	76,821	345,646	204,279
Wages and benefits	61,646	53,585	183,905	171,528
Aircraft rent	24,041	24,629	71,176	73,208
Maintenance materials and repairs	23,950	21,122	83,285	69,420
Aircraft and passenger servicing	13,859	13,172	41,845	41,109
Commissions and other selling	10,394	14,056	46,710	42,436
Depreciation and amortization	11,922	11,958	35,696	33,353
Other rentals and landing fees	10,470	7,521	27,583	21,324
Litigation settlement	—	—	(52,500)	—
Other	25,094	24,091	73,211	66,390
Total	312,609	246,955	856,557	723,047

Operating Income	27,309	25,552	53,772	8,823

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(4,777)	(6,397)	(15,257)	(19,353)
Interest income	1,913	2,729	5,773	7,924
Capitalized interest	—	—	—	1,309
Gains (losses) on fuel derivatives	(9,182)	(238)	5,269	(1,984)
Other, net	(668)	174	(532)	109
Total	(12,714)	(3,732)	(4,747)	(11,995)

Net Income (Loss) Before Income Taxes	14,595	21,820	49,025	(3,172)
Income tax expense (benefit)	8,558	2,243	8,558	(6,916)

Net Income	$6,037	$19,577	$40,467	$3,744

Net Income Per Common Stock Share:
Basic	$0.13	$0.41	$0.85	$0.08
Diluted	$0.12	$0.41	$0.81	$0.08

Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,828	47,203	47,571	47,190
Diluted	52,078	47,305	49,883	47,362

Fuel Derivative Contract Summary

As of October 24, 2008:

	Weighted Average Ceiling Price (Per Gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged*	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price (Per Gallon)	Floor Price Range (Per Gallon)	Gallons Hedged*	Percentage of Quarter’s Consumption Hedged
Fourth Quarter 2008:
Heating Oil	$3.46	$3.18 -$3.63	4,200	13%	$3.25	$2.73 - $3.63	7,854	24%
Crude Oil	$2.73	$2.31 -$3.33	9,450	29%	$2.09	$1.88 - $2.24	2,562	8%
Total			13,650	42%			10,416	32%

First Quarter 2009:
Heating Oil	$3.35	$3.24 - $3.51	630	2%	$3.05	$2.82 - $3.51	2,106	6%
Crude Oil	$2.58	$2.10 - $3.05	7,728	23%	$1.96	$1.43 - $2.25	5,502	17%
Total			8,358	25%			7,608	23%

Second Quarter 2009:
Crude Oil	$2.46	$2.11 - $2.66	3,780	11%	$1.88	$1.47 - $2.04	3,780	11%

Third Quarter 2009:
Crude Oil	$2.33	$2.16 - $2.39	672	2%	$1.77	$1.51 - $1.90	672	2%

* in thousands

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2008		2007		2008		2007

GAAP operating expenses	$312.6		$247.0		$856.6		$723.0
Litigation settlement	—		—		(52.5)		—
Operating expenses, less litigation settlement	312.6		247.0		909.1		723.0
Aircraft fuel, including taxes and oil	131.2		76.8		345.6		204.3
Operating expenses, less litigation settlement and aircraft fuel	$181.4		$170.1		$563.4		$518.8

Available Seat Miles	2,441.4		2,408.2		7,114.2		6,881.1

CASM - GAAP	12.80	¢	10.26	¢	12.04	¢	10.51	¢
Add back: Litigation settlement	—		—		(0.74)		—
CASM - excluding litigation settlement	12.80	¢	10.26	¢	12.78	¢	10.51	¢
Less: aircraft fuel	5.37		3.19		4.86		2.97
CASM - excluding litigation settlement and aircraft fuel	7.43	¢	7.07	¢	7.92	¢	7.54	¢

Notes:

ASM’s represents total operations

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